Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Consolidated Financial and Operating Information “ and “Experts” in the Registration Statement (Form F-4) and related prospectus of América Móvil, S.A. de C.V. for the registration of U.S.$500,000,000 aggregate principal amount of 4.125% Senior Notes due 2009 and up to U.S.$800,000,000 aggregate principal amount of 5.500% Senior Notes due 2014, and to the incorporation by reference therein of our report dated February 23, 2004, except for Note 23, as to which the date is March 16, 2004, with respect to the consolidated financial statements of América Móvil, S.A. de C.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Mancera, S.C.

A Member Practice of

Ernst & Young Global

C.P.C. Francisco Alvarez del Campo

Mexico City, Mexico

July 23, 2004